Exhibit 21

ENDURANCE EXPLORATION GROUP, INC., A Nevada corporation

ENDURANCE EXPLORATIONS GROUP, LLC, a Florida limited liability company (100% owned by Endurance Exploration Group, Inc.)

DEEP OCEAN RESEARCH, A Panamanian company (100% owned by Endurance Exploration Group, LLC)